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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                              ----------------


                                  FORM 8-A



             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                              Magna Group, Inc.
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           (Exact name of registrant as specified in its charter)



      Delaware                                                   37-0996453
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(State of incorporation or organization)                     (I.R.S. Employer
                                                             Identification No)


One Magna Place, 1401 S. Brentwood Blvd,
St. Louis, MO                                                    63144-1401
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(Address of principal executive offices)                         (Zip Code)


                    ---------------------------------


     Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class                     Name of each exchange on which
to be so registered                     each class is to be registered

Common Stock $2.00 Par Value            New York Stock Exchange, Inc.
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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /


Securities to be registered pursuant to Section 12 (g) of the Act:

7% Convertible Subordinated Capital Notes Due 1999
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                             (Title of class)

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               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.
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I.    Common Stock Par Value $2.00 per share.

Shareholders are entitled to receive dividends when and if declared by the Board of Directors of the Registrant. Voting rights are provided by Delaware law. In general, a quorum is required to hold a meeting or otherwise take action and consists of a majority of the outstanding shares. Any action taken at a meeting where a quorum is present shall be taken by a majority of the shares entitled to vote present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Voting rights of holders of shares of the Registrant's Common Stock, including provisions pertaining to certain actions, are provided and limited by certain provisions of the Registrant's Certificate of Incorporation listed below:

                              Article 7
                              ---------

A. The Board of Directors shall have the power to make, amend, alter, change or repeal the By-Laws (except in so far as the By-laws adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be amended, altered, changed or repealed by the Directors or by the stockholders. Notwithstanding the foregoing or anything contained in this Certificate of Incorporation to the contrary, Section 11 of Article II, Sections 1 and 2 of Article III and
Article VIII of the By-Laws shall not be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of the Corporation's outstanding capital stock, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or


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consent of at least sixty-six and two-thirds percent (66 2/3%) of the number of Directors then in office.

B. In addition to any affirmative vote required by law or otherwise, any amendment, alteration, change or repeal of the provision of this Article 7 shall require the affirmative vote of at least eighty percent (80%) of the voting power of all shares of the Corporation's outstanding capital stock, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or consent of at least sixty-six and two-thirds percent
(66 2/3%) of the number of Directors then in office, in which case the stockholder vote required by this Section B of Article 7 shall not apply.

                            Article 10
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A.    The number of Directors to constitute the Board of Directors shall be fixed, from time to time, at not less than five (5) nor more than twenty-one
(21), by resolution of the Board of Directors adopted by the vote or consent of at least sixty-six and two-thirds percent (66 2/3%) of the number of Directors then in office. The Directors shall be divided into three classes:
Class I, Class II and Class III; and the number of Directors in such classes shall be as nearly equal as possible. The term of office of the initial Class I Directors shall expire at the annual meeting of stockholders of the Corporation in 1986; the term of office of the initial Class II Directors shall expire at the annual meeting of Stockholders of the Corporation in 1987; and the term of office of the initial class III Directors shall expire at the annual meeting of stockholders of the Corporation in 1988; or in each case until their respective successors are duly elected and qualified. At each annual election held after 1985 the Directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the Directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual meeting or thereafter until their respective successors are duly elected and qualified. If the number of Directors is changed, any increase or decrease in the number of Directors shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

B. Any vacancy on the Board (whether such vacancy is caused by death, resignation, or removal for cause or is the result of a newly created directorship) shall be filled by a majority of the Directors then in office. Any Director elected to fill a vacancy in any class (whether such vacancy is caused by death, resignation, or removal for cause, or is the result of an increase in the number of Directors in such class) shall hold


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office for a term which shall expire with the term of the Directors in such class.

C. No director may be removed without cause from office during such Director's term of office. At a meeting called expressly for that purpose, any Director may be removed by the stockholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of Directors.

D. Any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders.

E. In addition to any affirmative vote required by law or otherwise, any amendment, alteration, change or repeal of the provisions of this Article 10 shall require the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the shares then entitled to vote at an election of Directors, unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two thirds percent (66 2/3%) of the number of Directors then in office, in which case the stockholder vote required by this Section E of Article 10 shall not apply.

                            Article 11
                            ----------

A. In addition to any affirmative vote required by law, and except as otherwise expressly provided in Section B of this Article 11, a Business Combination (as hereinafter defined) may not be consummated or effected unless such transaction shall first have received the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation, voting together as a single class ("Voting Stock")(it being understood that for the purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by or pursuant to law, this Certificate of Incorporation, or any agreement.

B. Section A of this Article 11 shall not be applicable to a Business Combination, and such Business Combination shall require only the affirmative vote (if any) as required by law or otherwise, if the Business Combination shall have been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two-thirds percent (66 2/3%) of the number of Directors of the Corporation then in office (the "Whole Board"). In determining whether or not to approve any such Business Combination, the Board of


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Directors shall give due consideration to all factors the Board may consider relevant, including without limitation:

      (1) the legal and economic effects on the depositors and customers of the Corporation and its subsidiaries, on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the Corporation and its subsidiaries, and

      (2) the adequacy of the consideration offered in relation not only to the current market price of the outstanding securities of the Corporation, but also to the current value of the Corporation in a freely negotiated transaction and the Board of Directors' estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern.

C.    For the purposes of this Article 11 of the Certificate of Incorporation:

      (1)   A "Business Combination" shall mean:

           (a) any merger, consolidation or exchange of shares of capital stock of the Corporation or any Subsidiary (as hereinafter defined) with or into any Interested Person (as hereinafter defined) or any other corporation or entity (whether or not it is an Interested Person) which is, or after such merger, consolidation or exchange of shares would be, an Interested Person or an Affiliate (as hereinafter defined) of an Interested Person, regardless of the surviving entity; or

           (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Person or any Affiliate of any Interested Person (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation or of any Subsidiary, or both; or

           (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or any Subsidiary (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person or any Affiliate of an Interested Person, or both; or

           (d) any issuance or transfer by the Corporation or any Subsidiary of any securities of the Corporation or any Subsidiary to an Interested Person or any Affiliate of an Interested Person (other than an issuance or transfer of


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      securities which is effected on a pro rata basis to all stockholders of the Corporation); or

           (e) any acquisition by the Corporation or any Subsidiary, other than in the ordinary course of business, of any securities of an Interested Person or any Affiliate of an Interested Person; or

           (f) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not involving an Interested Person), which transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) with respect to which an Interested Person or an Affiliate of an Interested Person is the "Beneficial Owner" (as hereinafter defined); or

           (g) any merger or consolidation of the Corporation with any Subsidiary after which the provisions of this Article 11 shall not be contained in the certificate of incorporation of the surviving entity; or

           (h) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Person or an Affiliate of an Interested Person; or

           (i) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

      (2) An "Interested Person" shall mean any individual, partnership, firm, corporation or other entity (other than the Corporation or any Subsidiary) who or which directly or indirectly, together with any of his or its Affiliates and Associates (as hereinafter defined), is, or at any time within the one-year period immediately prior to the date in question was, the Beneficial Owner of five percent (5%) or more of the voting power of the outstanding Voting Stock (it being understood that for purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to
      Article 4 of this Certificate of Incorporation).

      (3) A "Subsidiary" shall mean any corporation, of which a majority of its capital stock is directly or indirectly owned by the Corporation.

      (4) The term "Beneficial Owner" shall have the meaning ascribed to such term by Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the


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      Securities Exchange Act of 1934, as in effect on February 1, 1985.

      (5) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as in effect on February 1, 1985.

D.    Any amendment, alteration, change or repeal of the provisions of this
Article 11 shall, in addition to any affirmative vote required by law or otherwise, require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Voting Stock (it being understood that for purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of the Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two-thirds percent (66 2/3%) of the Whole Board,in which case the stockholder vote required by this Section D of Article 11 shall not apply.

II.   7% Convertible Subordinated Capital Notes Due 1999

      A. The description of the Registrant's 7% Convertible Subordinated Capital Notes Due 1999 contained in a Registration Statement on Form 8-A filed on June 16, 1988 is incorporated herein by reference with respect to the securities registered pursuant to Section 12 (g).


Item 2.  Exhibits.
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  List below all exhibits filed as a part of the registration statement:

1. All exhibits required by instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc.


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                              SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       MAGNA GROUP, INC.


Date: November 1, 1996                 By: /s/ Ronald A. Buerges
                                          --------------------------------
                                          Ronald A. Buerges
                                          Executive Vice President and
                                          Chief Financial Officer


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